EXHIBIT 1A-10B

LICENSE AGREEMENT

between

HI Great Group Holding Company, a Nevada Corporation

And

SellaCare,Inc

California Corporation

March 17, 2020

THIS LICENSE AGREEMENT (this “Agreement”) is made as of the 19 day of March 2020 by and between Sellacare, Inc. a California Corporation, ("Licensor”), and HI-Great Group Holdings, Company a Nevada Corporation ("Licensee").

RECITALS:

WHEREAS, Licensor is the owner of SellaCare, Inc. And the goodwill of the business symbolized by both; and

WHEREAS, Licensee desires to the License the Patents and distribute all current and future products developed by the Licensor ad infinitum.

NOW, THEREFORE, the parties, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, do hereby agree as follows:

ARTICLE 1

GRANT OF TRADEMARK RIGHTS; EXCLUSIVITY

Section 1.1. License; Grant of License. Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a non-transferable, exclusive license to use the Licensed Patents for and in connection with conducting the Licensee’s business.

ARTICLE 2

SALE AND PURCHASE

Section 2.1. Sale and Purchase On the terms and subject to the conditions of this Agreement, on the date hereof, Licensor will sell, convey, transfer and deliver to Licensee, and Licensee will license from Licensor, the Licensed Patents of any and all uses, as reasonably determined by the Licensee.

Section 2.2 Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration of the license of the Patents and Products, Licensee agrees to (i) pay to Licensor a monthly payment in cash (each, a “Royalty Payment”), beginning on April 30, 2020 (the “Initial Payment Date”) and payable the 15th of every month thereafter, subject to Section 11.2 below, in an amount equal Twenty Five Percent of Gross Revenues( 25%) or One Thousand Dollars ($1,000) whichever is greater and not less than One Thousand Dollars ($,1,000).

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE

Section 3.1. No Challenge by Licensee. Licensee covenants that (i) Licensee will not at any time challenge Licensor's rights, title or interest in the Licensed Patents (other than to assert the specific rights granted to Licensee under this agreement), (ii) Licensee will not do or cause to be done or omit to do anything, the doing, causing or omitting of which would contest or in any way impair or tend to impair the rights of Licensor in the Licensed Patents, and (iii) Licensee will not represent to any third party that Licensee has any ownership or rights in the Licensed Patents other than the specific rights conferred by this agreement.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR

Section 4.1. Title to the Patents and Products. Licensor represents and warrants that:

(a) Licensor has good title to the Licensed Patents and Product, has the right to grant the licenses provided for hereunder in accordance with the terms and conditions hereof.

(b) There is no claim, action, proceeding or other litigation pending or, to the knowledge of Licensor, threatened with respect to Licensor's ownership of the Licensed Patents or which, if adversely determined, would restrict or otherwise interfere in any material respect with the exercise by Licensee of the rights purported to be granted to Licensee hereunder.

(c) Except as expressly provided in this Agreement, Licensor makes no representation or warranty of any kind or nature whether express or implied with respect to the Licensed Patents and Products (including freedom from third party infringement of the Licensed Patents and Products).

Section 4.2. Other Licensees. Licensor has not granted to any third party any licenses or rights with respect to the Licensed Patents and Products. Licensor shall not, in connection with the grant of any such license or rights, take any actions, or suffer any omission that would adversely affect the existence or validity of the Licensed Patents or conflict with the rights granted to Licensee hereunder.

Section 4.3. Abandonment. Licensor covenants and agrees that, during the term of this Agreement, he will not abandon the Licensed Patents and Products

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

Section 5.1. Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

(a) Due Incorporation or Formation; Authorization of Agreement. If such party is a corporation, it is a duly organized corporation, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate power and authority to own its property and carry on its business as owned and is carried on at the date hereof and as contemplated hereby. Such party is duly licensed or qualified to do business and, if applicable, is in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. Assuming the due execution and delivery by the other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors' rights generally and the availability of equitable remedies.

(b) No Conflict with Restrictions; No Default. Neither the execution, delivery and performance of this Agreement nor the consummation by such party of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such party or any of its affiliates, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, articles of organization or certificate of formation, bylaws, operating agreement or limited liability company agreement, or partnership agreement of such party or any of its affiliates or of any material agreement or instrument to which such party or any of its affiliates is a party or by which such party or any of its affiliates is or may be bound or to which any of its material properties or assets is subject (other than any such conflict, violation, breach or default that has been validly and unconditionally waived), (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such party or any of its affiliates is a party or by which such party or any of its affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such party or any of its affiliates, which in any such case could reasonably be expected to materially impair such party's ability to perform its obligations under this Agreement.

(c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required to be obtained by such party in connection with the valid execution, delivery, acceptance and performance by such party under this Agreement or the consummation by such party of any transaction contemplated hereby has been completed, made or obtained, as the case may be.

(d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such party, threatened against or affecting such party or any of its affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could), reasonably be expected to materially impair such party's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such party; and such party has not received any currently effective notice of any default, and such party is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, which default could reasonably be expected to materially impair such party's ability to perform its obligations under this agreement or to have a material adverse effect on the financial condition of such party.

Section 5.2. Survival. The representations and warranties provided for under this Article 5 will survive the execution and delivery of this agreement.

ARTICLE 6

PROSECUTION OF INFRINGEMENT CLAIMS

Section 6.1. Notice and Prosecution of Infringement. Licensee agrees to notify Licensor promptly, in writing, of any alleged, actual or threatened infringement of any of the Licensed Patents and or Products of which Licensee becomes aware. Licensee and Licensor shall mutually determine whether to take any action on such infringements. Licensee and Licensor shall mutually agree on legal counsel to direct any litigation and settlement of infringement actions. Any recoveries, damages and costs recovered through such proceedings shall be divided equally between the parties hereto, and both parties hereto shall be equally responsible for all costs and expenses (including attorney fees) of prosecuting such actions.

ARTICLE 7

INDEMNIFICATION OF LICENSOR

Section 7.1. Indemnification. Both parties hereby agree to indemnify the other party against and agree to hold it harmless from any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts incurred or suffered by such other party, arising out of or in connection with:

(a) the material breach of any representation or warranty made by such party in this Agreement; and

(b) the material breach of any covenant or agreement by such party contained in this Agreement.

ARTICLE 8

OBLIGATIONS/SETOFF

Section 8.1. Obligations/Setoff. The obligations of the parties as set forth in this Agreement shall be unconditional and irrevocable, and shall not be subject to any defense or be released, discharged or otherwise affected by any matter, including impossibility, illegality, impracticality, frustration of purpose, force majeure, act of government, the bankruptcy or insolvency of any party hereto, and the obligations of each party shall not be subject to any right of setoff or recoupment which such party may not or hereafter have against the other party.

ARTICLE 9

LIMITATION ON USE OF LICENSED PATENTS AND PRODUCTS

Section 9.1. Restrictions on Use. Licensee is not permitted to make any use of the Licensed Patents other than those specifically allowed under the terms of this Agreement unless approval for such additional use is obtained from Licensor in writing.

ARTICLE 10

RELATIONSHIP OF PARTIES

Section 10.1. Relationship of Parties. It is the express intention of the parties that Licensee is and shall be an independent entity and no partnership shall exist between Licensee and Licensor pursuant hereto. This Agreement shall not be construed to make Licensee the agent or legal representative of Licensor for any purpose whatsoever.

ARTICLE 11

CONDITIONS TO OBLIGATIONS OF LICENSEE seq level1 \h \r0 CONDITIONS TO OBLIGATIONS OF LICENSOR .

Section 11.1 Conditions. The obligation of Licensee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Licensee, on or prior to the Initial Payment Date, of the following conditions:

Account Access. Licensee shall have been granted access and authority to all relevant accounts of Licensor.

(b) Patents and Product. listed on Exhibit A attached hereto shall have been properly assigned by Licensor to Licensee.

Section 11.2 Royalty Payments Condition. Royalty Payments shall only be payable from cash flow realized by the Licensee from operations related to the Licensed Patents.

ARTICLE 12

TERM; TERMINATION; EFFECTS OF TERMINATION

Section 12.1. Term. This Agreement commences on the date of execution and shall remain in effect until terminated pursuant to Section 12.3 or Section 12.5.

Section 12.2. Licensee Events of Termination. If any of the following events shall occur with respect to Licensee, each such occurrence shall be deemed an "Event of Termination":

(a) Bankruptcy. A bankruptcy, insolvency or receivership with respect to Licensee shall occur.

(b) Breach of Agreement. Licensee fails to perform in accordance with any of the material terms and conditions contained herein in any material respect.

(c) Material Misrepresentation. Licensee materially breaches any material representation or warranty of Licensee.

Section 12.3. Licensor's Right to Terminate Upon Event of Termination. Licensor may, at its option, without prejudice to any other remedies it may have, terminate this Agreement by giving sixty (60) days written notice of such termination to Licensee, upon the occurrence of any Event of Termination with respect to Licensee. If no written notice is given to the Licensor, this agreement will Auto Renew for a period of (12) Twelve Months on the Anniversary Date of the Execution of this Agreement.

Section 12.4. Licensor Events of Termination. If any of the following events shall occur with respect to Licensor, each such occurrence shall be deemed an "Event of Termination":

(a) Cross Default. Licensor shall (i) fail to forward a Royalty Payment to General Finance Group, Inc. (“GF”), within a reasonable time of receiving such Royalty Payment, prior to the payment in full of accrued interest and principal of that certain amended and restated secured promissory note issued by Licensor to GF and attached hereto as Exhibit C (the “GF Note”), or (ii) Licensor shall otherwise cause an Event of Default (as defined in the GF Note) under the GF Note which is not cured prior to the termination of the applicable cure period, if any.

(b) Bankruptcy. A bankruptcy, insolvency or receivership with respect to Licensor shall occur.

(c) Breach of Agreement. Licensor fails to perform in accordance with any of the material terms and conditions contained herein in any material respect.

(d) Material Misrepresentation. Licensor materially breaches any material representation or warranty of Licensor.

Section 12.5. Licensee's Right to Terminate Upon Event of Termination. Licensee may, at its option, without prejudice to any other remedies it may have, terminate this Agreement by giving written notice of such termination to Licensor immediately, upon the occurrence of any Event of Termination with respect to Licensor.

Section 12.6. Effects of Termination. Upon the termination of this Agreement for any reason, all rights of Licensee in and to the Licensed Patents shall cease immediately upon the date of termination and the obligations remaining under the Notes shall revert back to Licensor.

ARTICLE 13

ASSIGNMENT; SUBLICENSING

Section 13.1. Licensee Right to Assign. Licensee shall have the right to assign any of its rights or obligations hereunder.

Section 13.2. Licensor Restriction on Assignment of the Licensed Patents. Licensor may not transfer or assign its interests in the Licensed Patents to any third party.

Section 13.3. Licenses to Additional Licensees; Sublicenses; Licenses to Additional Licensees. Licensee shall not sublicense (or attempt to sublicense) any of its rights hereunder without the prior written consent of Licensor, in the sole discretion of Licensor, such consent not to be unreasonably withheld.

ARTICLE 14

MISCELLANEOUS

Section 14.1. Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the parties hereto at the addresses and numbers provided herein or to such other addresses or numbers as the parties may from time to time specify by written notice to the other party. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next business day by a reliable overnight courier service, with acknowledgment of receipt) or (iii) one (1) business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 14.2. Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, transferees, and assigns.

Section 14.3. Construction. This Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

Section 14.4. Time. Time is of the essence with respect to this Agreement.

Section 14.5. Headings. The headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

Section 14.6. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary, to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

       Section 14.7. Further Action. Each party, upon the reasonable request of the other party, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement.

Section 14.8. Governing Law. The internal laws of the State of Florida (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

Section 14.9. Specific Performance. Each party agrees with the other party that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

Section 14.10. Entire Agreement. The provisions of this Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the parties relating to the subject matter hereof.

Section 14.11. Limitation on Rights of Others. Nothing in this Agreement, whether express or implied, shall be construed to give any party other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 14.12. Waivers; Remedies. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any party in exercising any power or right under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other further exercise thereof or the exercise of any other right or power.

Section 14.13. Jurisdiction; Consent to Service of Process.

(a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Florida State court sitting in the County of Palm Beach or any Federal court of the United States of America sitting in the District of Florida, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Florida State Court or, to the extent permitted by law, in such Federal court.

(b) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in Florida State court sitting in the County of Palm Beach or any Federal court sitting in the District of Florida. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

(c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement, provided that such service shall be deemed to have been given only when actually received by such party. Nothing in this Agreement shall affect the right of a party to serve process in another manner permitted by law.

Section 14.14. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

Section 14.15. Consents. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance with appropriate notice in accordance with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the day and year first above written.

/s/ Ho Soon Yang
SellaCare, Inc

Ho Soon Yang, President

/s/ Alex Junho Yang
HI- Great Group Holdings Company
Alex Junho Yang, Chief Executive Officer

Exhibit A:

SellaCare, Inc. WORLDWIDE PATENTS AND CERTIFICATES

Exhibit B:

SellaCare, Inc. PRODUCTS INCLUDED IN THIS AGREEMENT

SellaCare ROYAL

SellaCare M3

SellaCare Mega

SellaCare VC2000

SellaCare Vitamin C

SellaCare Golden Water

SellaCare Mediterranean Oil